Exhibit 99.3

THIRD QUARTER 2024 PREPARED COMMENTARY

NOVEMBER 6, 2024

This prepared commentary should be read in conjunction with the earnings press release, quarterly supplemental financial information and the Form 10-Q. All this information can be found on our Investor Relations page at ir.plymouthreit.com.

Before we get into the relevant detail from each area of the Company, we’d like to call out some of the important takeaways from the quarter:

•	The results were heavily influenced by the two tenants in Cleveland that led to unexpected loss of rental revenue and higher expenses to make the spaces ready for leasing and the previously announced vacate within the 769,500-square-foot building in St. Louis.
•	SSNOI growth, excluding early termination fees, of 0.6% on a cash basis which was negatively impacted by the two tenant issues in Cleveland and unanticipated removal costs related to one of the two tenant vacates.
•	We have addressed 75.5% of our 2024 expirations and 43.0% of our 2025 expirations.
•	We expanded our presence in Memphis with the acquisition of a 1.6 million-square-foot portfolio of industrial buildings for a purchase price of $100.5 million and an initial NOI yield of 8.0%.
•	The development program is now 100% leased with our last project coming online on October 31.
•	We announced a strategic transaction with Sixth Street that provides up to $500 million of capital to pursue acquisitions.
•	Net debt to Adjusted EBITDA was up sequentially from 6.4X at June 30 to 6.6X at September 30 and net debt plus preferred to Adjusted EBITDA was 7.1X.
•	Upsized aggregate borrowing capacity to $1.5 billion with a new $600 million unsecured credit facility.
•	We lowered our 2024 guidance range for net income and Core FFO based on delayed lease commencements, namely the previously disclosed buildings in Chicago and Cleveland (and non-recoverable charges associated with the vacancy of one of these buildings), the remaining development space in Cincinnati, coupled with transitory vacancy in five buildings across three markets, and the projected impact from the Sixth Street transaction.

Development Program Update

The last project in the first phase of our 772,622-square-foot development program, the 52,920-square-foot fully leased industrial building in Jacksonville, was delivered on October 31 with cash rents commencing on December 1. Having completed a 10-year lease for 53,352 square feet during the quarter for our last remaining space at Fisher Industrial Park in Cincinnati, we are now 100% leased in our development program.

Leasing Update

Leasing activity at our properties remains strong with 1.1 million square feet of leases commencing during Q3 at a rate 12.2% higher than expiring rents on a cash basis. Consistent with our expectations, these results are tempered by fixed rate renewals that kicked in during the quarter; there will be no further fixed rate renewals impacting 2024 rate increases. The leasing results for Q3 are broken down as follows for leases commencing during these periods (calculated on a cash basis and excluding development program leases):

•	Third quarter
o	598,858 square feet of renewal leases commenced at an 9.1% increase
o	Renewal rate was 54.7%
o	11.9% of these renewals were contractual, which are typically at lower rental rate increases and are frequently exercised earlier in the year
o	496,257 square feet of new leases commenced at a 15.7% increase
o	Blended increase of 12.2% on a cash basis

With additional activity performed through November 4, we now have addressed 5,783,332 square feet, or over 75.5% of the 2024 expirations. With a blended rental rate increase of 17.2% achieved to date, in addition to the deals we are working on for the leases yet to expire, we expect to be slightly below the mark-to-market (MTM) range of 18% to 20% we’ve previously targeted.

•	Full year 2024 (executed through November 4, 2024)
o	4,180,593 SF of renewal leases signed at a 12.8% increase
o	Renewal rate so far of 72.3%
o	21.1% of these renewals were contractual
o	1,602,739 SF of new leases signed at a 28.3% increase
o	Blended increase of 17.2%

During 2025, there will be an additional 1,035,221 square feet of potential fixed rate renewals associated with 16 leases, which represents 11.5% of all the 2025 leases expiring.  The amount declines to 806,966 square feet in 2026 associated with 21 leases, which represents 12.8% of all the leases expiring. If we add in annual lease escalators that are now approximately 3% across the portfolio, we have a significant opportunity to drive organic growth through our leasing activities.

Accredo Health came into our top 10 tenant list by way of the recent Memphis acquisition. They have 158,000 square feet out of a total of 251,000 square feet that is set to expire at year end. There are no other top 10 tenants with 2024 expirations. Communication Test Design, Inc. in Memphis extended for one year through the end of 2025 and is expected to extend longer term going forward. We are in renewal discussions with Geodis and ODW, two other top 10 tenants, who have 2025 expirations.

As previously highlighted in our Q2 report and reported in our Q3 leasing activity release, overall occupancy declined to 94.2% in the third quarter from 97.0% in the second quarter. This was due to a 230-basis-point impact from the expiration of the St. Louis lease detailed below, a 20-basis-point impact from the inclusion of the recently acquired Memphis value-add portfolio, and a 30-basis-point impact from net leasing activity in the quarter. Same store occupancy was down to 97.5% at the end of Q3, a 70-basis-point reduction from Q2 due to a net 225,756 square feet expiring (157,000 square feet in Indianapolis and 61,000 square feet in Memphis where we have prospects identified that we expect to lease quickly).

We continue to actively market our vacant 769,500-square-foot Class A industrial building in the Metro East submarket of St. Louis to users across the country. We have had steady interest, and as our prospects continue to work on their business plans, we expect to refine our lease proposals to meet their requirements. We are confident we will be able to get this building leased given its location and recent build.

Excluding the vacancies in Chicago and St. Louis, there was an additional 942,866 square feet that was vacant at the end of Q3 representing 2.7% of our portfolio. This amount includes 487,000 square feet of transitory vacancy within five buildings with anticipated lease start dates crossing over into 2025. We are expecting leases on 70% of that space to be executed this year. We have prospects on the remaining 455,866 square feet that we hope to turn into tenants in early 2025 as well.

Looking ahead to the remainder of the year, through November 4, we have already leased 238,910 square feet of the 370,995 square feet that’s shown in our Q3 supplemental scheduled to expire. We are in the process of closing on 46,000 square feet with the remaining balance being marketed.

For 2025, we have already addressed 43.0%, or 3,825,070 square feet of the 8,965,319 square feet originally projected to expire during the year. These leases are at a blended 13.4% increase over expiring cash rent. The executed leases include 883,023 square feet of contractual renewals, equating to 23.1% of the leases addressed.

Disposition Update

As previously disclosed, the tenant occupying 3500 Southwest Boulevard in Columbus acquired the property for approximately $21.5 million in August. The proceeds from this sale were used to pay down outstanding debt on the credit facility from the Memphis portfolio acquisition.

Acquisition Update

During the quarter, we closed on a portfolio in Memphis that is what we would describe as the classic PLYM portfolio. We acquired a 1,621,241-square-foot industrial portfolio for $100.5 million in cash with an initial NOI return of 8.0%. This portfolio is located in the Memphis Southeast and Northeast submarkets and consists of 14 buildings that are 94% leased as of September 30 to 46 tenants with a WALT of 3.4 years. We expect to capitalize on organic rent growth through rollovers given all the in-place leases either have market rate options or no options at all. All in-place leases are triple net leases. In addition to the existing buildings, the portfolio has one, seven-acre parcel of excess land capable of supporting approximately 115,000 square feet of new industrial space in the Northeast submarket.

Sixth Street Update

As previously disclosed, the Sixth Street investment in the Company is facilitated through two principal components: (i) $116 million, or 65% of the required equity in a joint venture wherein the Company will contribute its Chicago portfolio of 34 wholly-owned properties comprising approximately 5.9 million square feet, and (ii) $140 million of non-convertible Series C Cumulative Preferred Units (“Series C”).

The Chicago portfolio will be contributed at a 6.20% cap rate based on approximately $22 million in net operating income, equivalent to approximately $356 million of gross asset value. The portfolio will be financed at closing with approximately $178 million (50% LTV) of secured mortgages. The joint venture will generate approximately $294 million of gross proceeds to the Company, which results in approximately $212 million of deployable proceeds after the mortgage assumption, transaction costs and capital expenditure escrows.

The Series C, which can be redeemed at any time following the initial closing, had an initial closing of $61.0 million on August 26, 2024, and has an additional $79.0 million to be provided no later than nine months after the initial closing. Sixth Street is paid a return of 7.0% per year (4.0% cash pay portion with a 3.0% PIK), which increases after years five and seven. We have included the full 7% of the Series C dividend in our Core FFO and AFFO calculations. Sixth Street is entitled to the greater of its $140 million investment plus accrued but unpaid distributions or a preferred multiple of 1.35x the total closing amount of $140 million less any previously paid cash distributions.

In addition, Sixth Street was issued 11.76 million detachable warrants (“Warrants”) to purchase OP common units at various strike prices. The term of the Warrants is five years with a two-year extension option based on certain conditions. Plymouth has the option of net settlement of these Warrants at exercise either through cash or shares.

Balance Sheet Update

There are a number of items to discuss regarding the balance sheet, namely the deal components of the Sixth Street transaction and their respective presentation and impacts on the financial statements.

To start, in connection with the pending closing of the joint venture with Sixth Street, we have classified the carrying amount of the Chicago properties as “Real estate assets held for sale, net” and “Real estate liabilities held for sale, net” and ceased recognizing depreciation on those same properties. The real estate assets held for sale, net consisting of land, building and improvements, site improvements, CIP, accumulated depreciation and deferred lease intangibles sum to $199.5 million. The liabilities held for sale, net consisting of secured debt to be assumed or extinguished and deferred lease intangibles sum to $68.0 million.

Upon the closing of the joint venture, the Chicago properties will be deconsolidated and our initial investment in the unconsolidated joint venture will be recorded on the balance sheet and our share of net income or loss from the joint venture will be included within the statement of operations. We will include our share of the results of the unconsolidated joint venture for the purpose of calculating the non-GAAP measures of FFO, Adjusted EBITDA, and Net Debt metrics.

With respect to the issuance of the initial Sixth Street equity bundle – Series C and Warrants - the gross proceeds received of approximately $61.0 million (the first of two draws on the Series C) were first allocated to the fair market value (“FMV”) of the warrant liability, then the forward contract asset, resulting in the recognition of a book loss and the recording of the Series C at a nominal amount of $0.01. The forward contract asset represents our contractual obligation to draw the remaining approximately $79.0 million from the Series C. We have until May 2025 to draw the remaining amount and once drawn the forward contract asset will be relieved and the additional closings will be reflected as mezzanine equity on our balance sheet. The dividends associated with the Series C, 4% cash pay and 3% accrued, will be reported in our statement of operations as a below the line adjustment to net income (loss) and shown as an adjustment to arrive at Core FFO. As of September 30, 2024, the outstanding principal amount associated with the Series C is $61.0 million plus unpaid cash and accrued dividends of $0.4 million.

The Warrants are reflected at FMV in liabilities on the balance sheets and will be marked to market each reporting period as an unrealized gain (loss) in the statement of operations.

Beyond the Sixth Street transaction, our sale of a single-tenant industrial property located in Columbus, Ohio was fully consummated in August 2024. During Q1 2024, this property was classified as a net investment in sales-type lease upon the tenant exercise of a purchase option, and we recognized a gain of $8.0 million.

In terms of leverage, there were incremental draws on the line of credit to address the Memphis acquisition and an $18.1 million mortgage maturity, partially offset by proceeds from the Columbus, Ohio disposition and net proceeds from the Series C, representing a quarter-over-quarter increase in outstanding principal of $41.0 million. We will continue to operate in the 6X range for Net debt plus Series C to Adjusted EBITDA as we deploy the Sixth Street capital. At quarter end we saw Net debt plus Series C to Adjusted EBITDA at 7.1X due to the timing of the Chicago joint venture closing (expected to close in November 2024).

Leverage highlights as of September 30, 2024 are as follows (see pages 15-16 of the supplemental):

•	Net debt to Adjusted EBITDA of 6.6X; net debt plus Series C to Adjusted EBITDA of 7.1X
•	72.5% of our total debt is unsecured
•	89.2% of our debt is fixed, including with the use of interest rate swaps with a total weighted average cost of 3.93%
•	$153.6 million of capacity on our unsecured credit facility

We will expand our unsecured borrowing capacity and extend maturities with our new $600 million amended and restated unsecured credit facility. The new credit facility is comprised of:

•	A revolving credit facility that expanded from $350 million to $500 million, maturing in November 2028 (compared with August 2025 previously) and has one, one-year extension option, subject to certain conditions; and
•	A $100 million term loan that that now matures in November 2028 (compared with August 2026 previously) and has one, one-year extension option, subject to certain conditions.

The facility complements our existing $200 million term loan that matures in February 2027 and has a fixed rate swap of SOFR at 1.527% and an existing $150 million term loan that matures in May 2027 and has a fixed rate swap of SOFR at 2.904%. Our aggregate unsecured borrowing capacity is now $1.5 billion, providing us with ample liquidity to execute our growth plans.

Discussion of Third Quarter of 2024

Q3 Core FFO was $0.44 per share primarily due to carryover effects and non-recoverable costs associated with the previously announced vacancies and month-to-month occupancy that did not materialize which equated to a $0.03 impact. Additionally, we saw an increase in interest expense due to incremental draws on the line of credit to takedown the Memphis acquisition of $0.02 and a reduction in GAAP rent adjustments due to reduced free rent abatements, coupled with the continued burn off of below market rent amortization of $0.02. These impacts were partially offset by NOI contribution from the Memphis acquisition of $0.04.

Same store NOI, excluding early termination fees, increased 0.6% on a cash basis during the quarter which was well below what we had anticipated in the full year guidance we confirmed as recently as late August when we announced the Sixth Street transaction. Given the magnitude of the miss this quarter and the resulting change in full year guidance, it is worth walking through the components of this quarter’s performance.

The performance of the same store was primarily weighted by the aforementioned vacancies in Cleveland and unanticipated removal costs related to one of the two tenant vacates, which had an outsized effect in the quarter of approximately $1.2 million, or 370 basis points when looking back at the comparable period.

G&A for the quarter was slightly elevated compared with Q3 2023 results primarily due to timing of professional fees.

Interest expense during the third quarter was higher than the prior quarter due to the funding of the Memphis acquisition. As of September 30, 2024, our variable rate exposure was $96.4 million, which is the only outstanding balance on the line of credit that has not been fixed via interest rate swaps.

Discussion of 2024 Guidance and Assumptions

We adjusted our full year 2024 guidance ranges to account for the delayed lease commencements, namely the previously disclosed buildings in Chicago and Cleveland (and nonrecoverable charges associated with the vacancy of one of these buildings), the remaining development space in Cincinnati, in addition to the transitory vacancy in five buildings across three markets, and the projected impact from the Sixth Street transaction.

The bridge from the full year guidance provided in Q2 on a weighted average common shares and unit basis is as follows:

•	$1.89 at the mid-point of the guidance at Q2
•	(0.03) Q3 NOI shortfall
•	(0.01) 2 building Q4 vacancy in Cleveland
•	(0.01) delays on commencing leases and new leasing shifted to 2025
•	(0.01) impacts associated with the Sixth Street transaction
•	$1.83 at lower bound of updated guidance

The $1.84 midpoint of the updated guidance would include a favorable $0.01 per share impact from earlier-than-anticipated leasing commencements.

We lowered the SS NOI range of 5.00% to 5.25% for the impacts associated with the revised timing of the Cleveland lease-up and transitory vacancy limited to a handful of buildings.

All of this modifies the quarterly cadence we had initially forecasted for the second half of the year, offsetting the contribution from the stabilization of our phase 1 developments, execution and commencement on the 2024 lease expirations and improved flow through on tenant recoveries as a percentage of operating expenses.

Additionally, similar to what we’ve experienced year-to-date, we expect GAAP rent adjustments to remain subdued (meaning that there are less straight line rent adjustments included within Core FFO to report and therefore to project in guidance or modeling) as market rent adjustments recorded upon prior acquisitions continue to burn off, coupled with a decline in free rent concessions and other lease incentives during recent lease executions and negotiations.

We also adjusted the net income per share range to account for our estimated gain on the disposition of the Chicago JV portfolio, the reduction in anticipated depreciation and amortization expense and the aforementioned leasing impacts.

Conclusion

We believe the combination of the Sixth Street transaction that enables us to purchase up to $500 million in acquisitions and the increase in our unsecured borrowing capacity solves our current capital needs. We have always done a great job of keeping our buildings well-leased and expect that we will have a greater exit velocity and momentum wrapping up 2024. With a pursuit pipeline that is comprised of over 11 million square feet and over $1 billion in size, we believe we have the capital to expand our scale. Solid leasing and acquisition execution can set us up for a strong 2025.

Thank you for your continued interest and investment in Plymouth.

Jeff Witherell, Chairman and CEO

Disclaimers

References herein to “we”, “us”, and “our” refer to Plymouth Industrial REIT, Inc. (“Plymouth” or the “Company”)

Forward-Looking Statements

This commentary includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding future leasing activity and expectations for the timing of the closing of the Chicago Joint Venture. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.